                             [NETWORKS LETTERHEAD]


            NETWORK ASSOCIATES REPORTS RECORD FOURTH QUARTER REVENUE

                 FOURTH QUARTER REVENUE RISES TO $173,305,000;
               FOURTH QUARTER NET INCOME EXCLUSIVE OF ACQUISITION
                 AND NON-RECURRING CHARGES RISES TO $36,115,000

SANTA CLARA, Calif., Jan. 20, 1998 - Network Assoc. (NASDAQ: NETA), a leading supplier of enterprise network security and management software, today reported record revenue and earnings for the fourth quarter and twelve months ended December 31, 1997 excluding costs related to the previously announced acquisitions of Network General Corporation and Pretty Good Privacy, Inc. which both closed in December 1997.

                  EARNINGS BEFORE CHARGES ASSOCIATED WITH THE
                    ACQUISITIONS OF NETWORK GENERAL AND PGP

Revenue for the fourth quarter reached $173,305,000, an increase of 39 percent over revenues of $124,662,000(1) in the same period a year ago, restated for the acquisition of Network General, which was accounted for as a pooling of interests. Net income exclusive of acquisition and non-recurring charges for the fourth quarter increased 26 percent to $36,115,000, or $0.49 per share, from $28,643,000(1), or $0.39 per share in the fourth quarter of 1996.

Revenue for the twelve months ended December 31, 1997 was $612,193,000, an increase of 45 percent over revenue of $421,794,000(1) reported for the previous fiscal year. Net income exclusive of acquisition and non-recurring charges for the year ended December 31, 1997 increased 43 percent to $131,584,000, or $1.81 per share, compared to net income of $92,130,000(1), or $1.28 per share excluding acquisition charges in the previous year.


                       Three Months Ended December 31,     Twelve Months Ended December 31,
                       -------------------------------     --------------------------------
                            1997              1996              1997          1996(1)
                            ----              ----              ----          -------

Revenues                $173,305,000      $124,662,000      $612,193,000      $421,794,000
Income Before Taxes      $58,250,000       $44,811,000      $208,764,000      $146,063,000
Net Income               $36,115,000       $28,643,000      $131,584,000       $92,130,000
Earnings Per Share             $0.49             $0.39             $1.81             $1.28

REPORTED EARNINGS FOR THE FOURTH QUARTER OF 1997

In connection with the Network General and PGP acquisitions, the Company incurred a one-time charge for acquisition and non-recurring costs which resulted in a reported net loss for the fourth quarter of 1997 of $80,896,000, or $1.16 per share, compared to net income of $28,643,000, or $0.39 per share for the fourth quarter of 1996. After giving effect to acquisition and non-recurring charges incurred in each year, the reported net loss for the year ended December 31, 1997 was $28,356,000, or $0.41 per share, compared to net income of $64,110,000(1), or $0.89 per share for the year ended December 31, 1996.

"In addition to closing the merger between McAfee and Network General and the acquisition of PGP ahead of schedule in the fourth quarter, Network Associates forged ahead to deliver record revenue and earnings for the quarter and the year," said Bill Larson, CEO and Chairman of Network Associates. "The final month of the quarter demonstrates the promise of the comprehensive McAfee, Network General and PGP product offerings, encompassed in enterprise network security and management solutions through an integrated suite strategy."

QUARTER HIGHLIGHTS

Network Associates was officially launched as the merger between McAfee Associates and Network General closed ahead of schedule on December 1, 1997. Network Associates also extended its enterprise network security and management software product lines with the acquisition of the leading applied cryptographic security solution provider, privately-held Pretty Good Privacy ("PGP").

Network Associates introduced four new product suites aimed at new and existing corporate customers: the McAfee Total Virus Defense Suite ("TVD"), the PGP Total Network Security Suite ("TNS"), the Sniffer (R) Total Network Visibility Suite ("TNV") and the McAfee Total ServiceDesk Suite ("TSD").

The TVD Suite delivers a multi-tiered approach to virus protection spanning client, server and Internet gateway. In the fourth quarter, components of the TVD Suite continued to accumulate industry awards and honors, including Secure Computing Labs' Checkmark certification, the latest of several benchmark tests where VirusScan overcame the most rigorous standards for virus detection, Windows NT Magazine's "Editor's Choice" award, finalist in PC/Computing's MVP awards, leading anti-virus technology for Windows NT by ENT magazine, top honors from CNET and PC Today, PC World's "Best Buy", Secure Computing's "Best Anti-Virus" and "Best Security Software", HomePC's "Editor's Choice" and Window Sources' "Stellar Award" for SecureCast. Further, the TVD Suite was named the top performer in CNET's Net security suites review in a head-to-head comparison against Symantec's Norton AntiVirus 4.0 Deluxe, EMD's Armor97 Security Suite, CyberMedia's GuardDog Deluxe and eSafe's Protect.

Extending its line of server and client virus protection, the TVD Suite introduced GroupShield and GroupScan for Microsoft Exchange Server version 5.5, offering the first native anti-virus solution for Microsoft Exchange clients and servers. GroupShield protects Microsoft Exchange servers with around-the-clock virus-scanning, flexible alerting and powerful "lights-out" administrative capabilities. GroupScan intercepts and scans incoming messages at the client side, allowing users to encrypt messages without sacrificing virus security. The installed base of GroupShield for Microsoft Exchange and Lotus Notes surpassed three million users in its first twelve months on the market.

The TNV Suite expanded its product offerings during the fourth quarter, including the Sniffer(R) Decode Server as a cost-effective solution for network professionals who perform technical support, training or development. The Sniffer(R) Decode Server meets a critical need by making trace files available to Technical Assistance Center ("TAC") engineers for analysis through a Web Browser. The trace files document hard-to-solve problems and can be captured at end user sites by a portable Sniffer(R) Network Analyzer and submitted for in-depth analysis to TAC engineers. Also during the quarter, the HSSI Sniffer(R) Network Analyzer was launched, the only Expert Analysis tool for High-Speed Serial Interface links.

The TSD Suite added a new web-based Self ServiceDesk, an integration of diagnostic and help-desk software designed to make desktop computers "help-desk-ready", giving PC's "self-healing" capabilities which empower employees to solve problems without calling the help desk. Self ServiceDesk is designed exclusively for Microsoft(R) Internet Information Server, Microsoft's comprehensive Web server solution, and represents an addition to the seamless integration of Microsoft's SQL Server with the latest release of McAfee HelpDesk announced in the third quarter of 1997.

The TNS Suite was launched with the acquisition of PGP, incorporating the PGP public-key infrastructure, including the PGP Certificate Server, with the Cybercop, Webwall and NetCrypto products, enabling confidential communications and security across a corporate intranet, extranet or the public Internet.

With headquarters in Santa Clara, California, Network Associates, Inc., formed by the merger of McAfee Associates and Network General, is a leading supplier of enterprise network security and management solutions. Network Associates' product offering includes four individual software suites, Total Virus Defense, Total Network Security, Total Network Visibility and Total ServiceDesk, which can be centrally managed from within the Network Associates' NetTools unified management environment. For more information, Network Associates can be reached at (408) 988-3832 or on the Internet at http://www.networkassociates.com.

(1) For purposes of the comparative operating data, Network General's audited consolidated financial statements for the fiscal year ended March 31, 1997 and for the twelve months ended December 31, 1997 have been combined with McAfee's audited consolidated financial statements for the fiscal years ended December 31, 1996 and 1997, respectively. As a result, Network General's results for the three month period ended March 31, 1997 are included in the consolidated statement of operations data for both the twelve months ended December 31, 1996 and 1997. The information is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                            NETWORK ASSOCIATES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                      December 31, 1997     December 31, 1996(1)
                                      -----------------     --------------------
                                                    (unaudited)
ASSETS
     Cash and investments             $         356,560     $            305,653
     Accounts receivable, net                   125,284                   77,391
     Inventories                                  8,379                    5,307
     Prepaid expenses and current
        deferred taxes                           52,774                   26,113
     Fixed assets, net                           28,570                   28,363
     Long-term deferred taxes                     7,247                    7,719
     Intangible and other assets,
        net                                      23,117                    7,210
                                      -----------------     --------------------
TOTAL ASSETS                          $         601,931     $            457,756
                                      =================     ====================


LIABILITIES
     Accounts payable                 $          18,439     $             33,552
     Accrued liabilities                        141,083                   36,360
     Deferred revenue and taxes                  82,650                   58,921
                                      -----------------     --------------------
        Total liabilities                       242,172                  128,833
                                      -----------------     --------------------


STOCKHOLDERS' EQUITY
     Common stock                                   690                      668
     Additional paid in capital                 191,431                  139,583
     Retained earnings                          167,638                  188,672
                                      -----------------     --------------------
        Total stockholders' equity              359,759                  328,923
                                      -----------------     --------------------
                                      $         601,931     $            457,756
                                      =================     ====================

(1) For purposes of the comparative operating data, Network General's audited consolidated financial statements for the fiscal year ended March 31, 1997 and for the twelve months ended December 31, 1997 have been combined with McAfee's audited consolidated financial statements for the fiscal years ended December 31, 1996 and 1997, respectively. As a result, Network General's results for the three month period ended March 31, 1997 are included in the consolidated statement of operations data for both the twelve months ended December 31, 1996 and 1997. This information is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                            NETWORK ASSOCIATES, INC.
                         CONSOLIDATED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               Three Months Ended          Twelve Months Ended
                            -------------------------   -------------------------
                            December 31,  December 31,  December 31,  December 31,
                                1997          1996          1997         1996(1)
                            ------------  ------------  ------------  ------------
                                    (unaudited)
Net Revenues                  $173,305      $124,662      $612,193      $421,794

Operating Costs & Expenses:

   Cost of net revenues         31,967        21,972       108,216        76,913

   Research & development       24,048        15,532        85,021        52,244

   Marketing & sales            50,474        35,170       181,017       122,638

   General & administrative     11,945         9,126        43,060        30,315

   Amortization of
      intangibles                  270           874           858         3,169

   Acquisition and
      non-recurring
      charges                  132,608            --       175,800        30,669
                              --------      --------      --------      --------
      Total operating
        costs and expenses     251,312        82,674       593,972       315,948
                              --------      --------      --------      --------

  Income (loss) from
      operations               (78,007)       41,988        18,221       105,846

Other income                     3,649         2,823        14,743         9,548
                              --------      --------      --------      --------

  Income (loss) before
     provision for
     income taxes              (74,358)       44,811        32,964       115,394

Provision for Income
   Taxes                         6,538        16,168        61,320        51,284
                              --------      --------      --------      --------

Net Income (Loss)             $(80,896)     $ 28,643      $(28,356)     $ 64,110
                              ========      ========      ========      ========

Fully Diluted Earnings
   (Loss) Per Share           $  (1.16)     $   0.39      $  (0.41)     $   0.89
                              ========      ========      ========      ========

Shares Used                     69.714        73,480        68,748        72,221
                              ========      ========      ========      ========

(1) For purposes of the comparative operating data, Network General's audited consolidated financial statements for the fiscal year ended March 31, 1997 and for the twelve months ended December 31, 1997 have been combined with McAfee's audited consolidated financial statements for the fiscal years ended December 31, 1996 and 1997, respectively. As a result, Network General's results for the three month period ended March 31, 1997 are included in the consolidated statement of operations data for both the twelve months ended December 31, 1996 and 1997. This information is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.